Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (December 3, 2008) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended October 31, 2008, the first quarter of its 2009 fiscal year.

For the three months ended October 31, 2008, revenue, operating income and net income were $191.6 million, $59.5 million and $37.3 million, respectively.  This represents an increase in revenue of $7.6 million, or 4.1%, an increase in operating income of $2.9 million or 5.0% and a decrease in net income of $0.4 million, or 0.9%, over the same quarter last year.  Fully diluted earnings per share (EPS) for the three months were $0.44 compared to $0.41 last year, an increase of 7.3%.

For the quarter, revenues for North America and the United Kingdom were $152.2 and $39.4 million, respectively. The increase in revenue in North America of 8.5% was driven by growth in same store sales of 6.7%.  The decline in UK revenue of 10.0% was attributable solely to the change in the currency exchange rate between the USD (United States Dollar) and the GBP (Great Britain Pound).  The UK revenue expressed in GBP was up 1.9% over the same quarter last year.  The Company first entered the market in the United Kingdom through an acquisition in the fourth quarter of fiscal 2007.

On Thursday, December 4, 2008, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://www.investorcalendar.com/IC/CEPage.asp?ID=137949. A replay of the call will be available through January 3, 2009 by calling (888) 203-1112.  Use confirmation code #1495672.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean titled vehicles to dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its proprietary VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 145 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a registered buyer, visit www.copart.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have. We depend on a limited number of major suppliers of salvage vehicles. If we are unable to maintain these supply relationships, our revenues and operating

Copart, Inc.

results would be adversely affected. We have only recently entered the UK market through several acquisitions. We do not have any historic experience operating outside of North America, and we may experience challenges adapting our business model to international markets and integrating the acquired businesses. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Heather Luck, Assistant to the Chief Financial Officer
(707) 639-5271

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2008	2007
Revenues	$191,569	$183,957
Operating costs and expenses:
Yard operations	103,663	97,401
Yard depreciation and amortization	8,336	8,164
Gross margin	79,570	78,392
General and administrative	17,543	18,926
General and administrative depreciation and amortization	2,542	2,839
Total operating expenses	132,084	127,330
Operating income	59,485	56,627
Other income:
Interest income, net	581	2,743
Other income	1,254	796
Total other income	1,835	3,539
Income before income taxes	61,320	60,166
Income taxes	24,066	22,556
Net income	$37,254	$37,610
Earnings per share-basic
Basic net income per share	$0.45	$0.42
Weighted average common shares outstanding	83,283	88,558

Earnings per share-diluted
Diluted net income per share	$0.44	$0.41
Weighted average common shares and dilutive potential common shares outstanding	85,320	90,686

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 31, 2008	July 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$50,770	$38,954
Accounts receivable, net	118,508	111,705
Inventories and vehicle pooling costs	36,804	36,121
Income taxes receivable	7,264	19,041
Prepaid expenses and other assets	7,538	6,932
Total current assets	220,884	212,753
Property and equipment, net	514,908	510,340
Intangibles, net	17,024	21,901
Goodwill	165,366	177,164
Deferred income taxes	6,010	6,938
Land purchase options and other assets	25,370	27,151
Total assets	$949,562	$956,247

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$77,329	$88,883
Book overdraft	7,579	17,502
Deferred revenue	15,409	14,518
Income taxes payable	10,692	4,005
Deferred income taxes	3,854	2,768
Other current liabilities	—	576
Total current liabilities	114,863	128,252
Deferred income taxes	11,197	14,044
Income taxes payable	13,545	12,219
Other liabilities	2,829	2,736
Total liabilities	142,434	157,251
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 83,337 and 83,275 shares issued and outstanding at October 31, 2008 and July 31, 2008, respectively	318,844	316,673
Accumulated other comprehensive (loss) income	(30,460)	833
Retained earnings	518,744	481,490
Total shareholders’ equity	807,128	798,996
Total liabilities and shareholders’ equity	$949,562	$956,247